                                                                  EXHIBIT 10.15

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]


                               LICENSE AGREEMENT


                 THIS LICENSE AGREEMENT is effective as of the   1st   day of
November , 1993, by and among Burroughs Wellcome Co. ("B.W. Co."), having an address at 3030 Cornwallis Road, Research Triangle Park, North Carolina 27709, U.S.A., The Wellcome Foundation Limited ("WFL"), having an address at Unicorn House, 160 Euston Road, London NW1 2BP England and CTRC Research Foundation ("CTRC"), having an address at 14960 Omicron, San Antonio, Texas 78245-3217, U.S.A.

                 WHEREAS, B.W. Co. owns all right, title and interest in certain patent rights and has the right to use certain know-how relating to the Compound (as herein defined) in the U.S. (as herein defined);

                 WHEREAS, WFL owns all right, title and interest in certain patent rights and has the right to use certain know-how relating to the Compound in the Non-U.S. Territory (as herein defined);

                 WHEREAS, CTRC desires to obtain licenses under such patent rights and know-how to make, have made, use and sell the Compound and products containing the Compound; and

                 WHEREAS, B.W. Co. and WFL are willing to grant such licenses to CTRC;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereto mutually agree as follows:

                            ARTICLE 1.  DEFINITIONS

                 As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

                 1.1 "Affiliate" means any corporation or entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least [**] percent ([**]) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least [**] percent ([**]) of the voting stock of a corporation or (ii) in the case of non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

                 1.2      "Agreement" means this License Agreement.

                 1.3 "Base Currency" means (i) Dollars, with respect to sales of Products in the U.S. and royalties payable to B.W. Co. thereon; and
(ii) Sterling, with respect to sales of Products in the Non-U.S. Territory and royalties payable to WFL thereon.

                 1.4 "B.W. Co. Know-How" means all technical information and data, whether or not patentable, which is owned by B.W. Co. as of the Effective Date and which is reasonably necessary to manufacture the Compound or to use the Compound in the Field, including all regulatory filings, clinical trial data, synthesis and analytical procedures and reference standards.

                 1.5 "B.W. Co. Patent Rights" means all patents and patent applications owned by B.W. Co. as of the Effective Date, and any and all patents that may issue from said patent applications which contain claims covering the manufacture or use of the Compound, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, confirmations, supplementary protection certificates, registrations, revalidations, reissues or additions of or to any of the aforesaid patents and patent applications. The B.W. Co. Patent Rights are set forth on Appendix I, attached hereto and made a part hereof.

                 1.6 "Compound" means the chemical known as crisnatol mesylate, having the chemical structure set forth on Appendix II attached hereto and made a part hereof.

                 1.7      "Dollars" or "$" means United States dollars.

                 1.8 "Effective Date" means the date appearing at the beginning of this Agreement.

                 1.9 "Europe" means all countries which are Member States, from time to time, of the European Community.

                 1.10 "FDA" means the United States Food and Drug Administration or any successor entity.

                 1.11 "Field" means the treatment and/or prophylaxis of cancer in humans.

                 1.12 "IND" means an Investigational New Drug application or any equivalent successor application.

                 1.13     "Know-How" means the B.W. Co. Know-How and the WFL
Know-How.

                 1.14 "Letter Agreement" means the letter agreement between B.W. Co. and CTRC dated December 14, 1992, pursuant to which CTRC obtained supplies of clinical trial material from B.W. Co. and commenced a clinical trial of a Product.

                 1.15 "NDA" means a New Drug Application or an equivalent successor application.

                 1.16 "Net Sales," with respect to any Product containing the Compound as the sole active ingredient, means the gross sales (i.e., gross invoice prices) of such Product billed by CTRC and its sublicensees to Third Party customers, less: (i) actual credited allowances to such Third Party customers for spoiled, damaged, outdated and returned Product and for allowances in lieu of returned Product following price increases; (ii) the amounts of customary trade and cash discounts, to the extent such trade and cash discounts are not deducted by CTRC or its sublicensees at the time of invoice in order to arrive at the gross invoice prices; (iii) all transportation and handling charges, sales taxes, excise taxes, use taxes or import/export duties actually paid; and (iv) all other invoiced allowances and adjustments actually credited to customers including, but not limited to, rebates paid to Third Party payors, whether during the specific royalty period or not.

                 1.17 "Net Sales," with respect to any Product containing one or more active ingredients in addition to the Compound, means the gross sales of such Product billed by CTRC and its sublicensees to Third Party customers, less all the allowances, adjustments, discounts, taxes, duties and other charges referred to in Section 1.16, multiplied by a fraction, the numerator of which shall be the manufacturing cost or acquisition cost, as applicable, of the Compound included in such Product and the denominator of which shall be the manufacturing cost or acquisition cost, as applicable, of all active ingredients in such Product, including the Compound.

                 1.18 "Patent Rights" means the B.W. Co. Patent Rights and the WFL Patent Rights.

                 1.19 "Product" means the Compound or any product containing the Compound as an active ingredient, (excluding, however, any in vivo or in vitro diagnostic products) which is (i) covered by a Valid Claim or
(ii) made or developed using the Know-How.

                 1.20 "Registration" means in relation to any Product such approvals by government authorities in a country (including price approvals) as may be legally required before such Product may be commercialized in such country.

                 1.21     "Sterling" or "L." means English Pounds Sterling.

                 1.22 "Territory" means the U.S. and Non-U.S. Territory. "Non-U.S. Territory" means the entire world excluding the U.S.

                 1.23 "Third Party" means any party other then CTRC, B.W. Co., WFL, their respective Affiliates and CTRC's sublicensees.

                 1.24 "U.S." means the United States of America, its territories and possessions.

                 1.25 "Valid Claim" means a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

                 1.26 "WFL Know-How" means all technical information and data, whether or not patentable, which is owned by WFL and its Affiliates (other than B.W. Co.) as of the Effective Date and which is reasonably necessary to manufacture the Compound or to use the Compound in the Field, including all regulatory filings, clinical trial data, synthesis and analytical procedures and reference standards.

                 1.27 "WFL Patent Rights" means all patents and patent applications owned by WFL and its Affiliates (other than B.W. Co.) as of the Effective Date and any and all patents that may issue from said patent applications which contain claims covering the manufacture or use of the Compound, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, confirmations, supplementary protection certificates, registrations, revalidations, reissues or additions of or to any of the aforesaid patents and patent applications.
The WFL Patent Rights are set forth on Appendix III, attached hereto and made a part hereof.


                             ARTICLE 2.  WARRANTIES

                 Each party hereto represents and warrants to the other that it is free to enter into this Agreement and to carry out is obligations hereunder, including, in the case of B.W. Co. and WFL, the right to grant the license granted by it pursuant to Article 3 hereof. Except as set forth in this
Article 2, B.W. Co. and WFL make no warranties with respect to the Patent Rights or the Know-How.

                               ARTICLE 3.  GRANT

                 3.1      B.W. Co. License.  Subject to the provisions of
Section 3.3 in respect of the exclusive license granted in this Section 3.1, B.W. Co. hereby grants to CTRC, under the B.W. Co. Patent Rights and the Know-How, an exclusive license in the U.S. in the Filed and a non-exclusive license in the U.S. outside the Field, with a right to sublicense, to make, have made, use and sell Products.

                 3.2      WFL License.  Subject to the provisions of Section
3.3 in respect of the exclusive license granted in this Section 3.2, WFL hereby grants to CTRC, under the WFL Patent Rights and the Know-How, an exclusive license in the Non-U.S. Territory in the Field and a nonexclusive license in the Non-U.S. Territory outside the Field, with a right to sublicense, to make, have made, use and sell Products.

                 3.3 Reservation of Rights. Both B.W. Co. and WFL hereby reserve the perpetual, royalty-free right to practice the Patent Rights and to use the Know-How for research purposes including, but not limited to, the right to make, have made, use and sell Products in the Field for research purposes.

                            ARTICLE 4.  LICENSE FEE

                 4.1 License Fee. As partial consideration for the licenses granted hereunder, CTRC will pay B.W. Co. and WFL a total sum of $[**] in the following installments:

                          (i)     $[**] within ten (10) days after execution
of this Agreement; and

                          (ii)    $[**] on the first anniversary of the
Effective Date.

                 4.2 Payment. Payment of each installment of the License Fee shall be made in Dollars directly to B.W. Co. B.W. Co. and WFL shall mutually agree as to the allocation of the License Fee between them.

                             ARTICLE 5.  ROYALTIES

                 5.1      Earned Royalties.

                          (i)     Subject to adjustment as set forth in Section
5.2, CTRC shall pay B.W. Co. a royalty on Net Sales of Products in the U.S. and WFL a royalty on Net Sales of Products in the Non-U.S. Territory at the following royalty rates:

                                  (a)      [**] percent ([**]%) on the
         first $[**] of Net Sales of Products in the Territory in a calendar year; and

                                  (b)      [**] percent ([**]%) on that
         portion of Net Sales of Products in the Territory in excess of $[**] in a calendar year.

Royalties shall be paid in respect of Net Sales of Products in a given country of the Territory for a period of eight (8) years from the date of first commercial sale of the first Product in such country. Thereafter, royalties shall be paid in respect of a given Product only so long as the manufacture, sale or use of such Product in such country would, but for the license granted herein, infringe a Valid Claim. Notwithstanding the foregoing, however, with respect to Europe only, royalties on Net Sales of a given Product which are payable only by virtue of clause (ii) of Section 1.19 shall be payable on a country-by-country basis commencing with the first commercial sale of such Product in such country and ending on the earlier of (x) the date on which the Know-How used to make and develop such Product becomes published or generally known to the public through no fault on the part of CTRC or its Affiliates or sublicensees or (y) the eighth (8th) anniversary of the commercial sale of the first Product in such country.

                          (ii)    For purposes of determining whether Net Sales
in a given calendar year have exceeded     [**]     all Net Sales in currencies
other than Dollars shall be converted into Dollars in accordance with the provisions of Section 6.1.

                 5.2      Third Party Sales.

                          (i)     With respect to any country in which Patent
Rights do not exist, if (a) a product containing the Compound as an active ingredient for use in the Field (a "Competitive Product") is introduced by a Third Party and (b) sales by such Third Party exceed the applicable percentage set forth below of unit sales of CTRC and its sublicensees of Products in such country in any calendar quarter, then the royalty rates specified in Section
5.1 applicable to sales by CTRC and its sublicensees of Products in such country during such calendar quarter shall be adjusted as set forth below:


% of Third Party Unit Sales ("X")            % Reduction in Section 5.1 Royalty Rates
  X is less than or equal to  [**]%                              [**]%
  [**]% is less than X is less than  [**]%                       [**]%
  X is greater than or equal to  [**]%                           [**]%

By way of example only, if in a given calendar quarter a Third Party's unit
sales of a Competitive Product in a country were     [**]     percent ([**]%)
of the unit sales by CTRC and its sublicensees of Products in such country for the same calendar quarter, the royalty rates applicable to such sales by CTRC
and its sublicensees during such calendar quarter would be    [**]     percent
([**]%) for sales to which Subsection 5.1(i)(a) applies and    [**]     percent
([**]%) for sales to which Subsection 5.1(i)(b) applies.

                          (ii)    For purposes of this Section 5.2, Third Party
unit sales shall be measured by the sales reported by IMS America Ltd. of Plymouth Meeting, Pennsylvania and its affiliates ("IMS") or another independent marketing firm selected and paid by CTRC and reasonably acceptable to B.W. Co. or WFL, as applicable, depending on the countries in which the royalty rate reduction is being sought. CTRC shall furnish to B.W. Co. or WFL, as applicable, copies of reports of IMS or such other auditing firm for the relevant calendar quarter(s), together with CTRC's royalty reports and payments for the relevant quarters.

                 5.3 Accrual of Royalties. No royalty shall be payable on a Product made, sold, or used for tests or development purposes or distributed as samples. No royalties shall be payable on sales among CTRC and its sublicensees, but royalties shall be payable on the initial subsequent sale by CTRC or its sublicensees to a Third Party. No multiple royalty shall be payable because the manufacture, use or sale of a Product is covered by more than one Valid Claim or is subject to both Know-How and a Valid Claim.

                 5.4 Third Party Royalties. If CTRC or its sublicensees determine, after discussion with B.W. Co. in respect of the U.S. or WFL in respect of any country in the Non-U.S. Territory, that it or they are required to pay royalties to any Third Party because the manufacture, use or sale of a Compound contained in a given Product infringes any patent or other intellectual property rights of such Third Party in a given country, CTRC or its sublicensees may deduct from royalties thereafter due to B.W. Co. or WFL, as applicable, with respect to Net Sales of such Product in such country up to

    [**]    percent ([**]%) of the royalties or such other fees paid to such
Third Party, subject to the limitation in the immediately following sentence. In no event shall the royalties due to B.W. Co. or WFL, as applicable, on such Net Sales of such Product in such country on account of any reduction pursuant
to this Section 5.4 be thereby reduced by more than     [**]    percent ([**]%)
of the royalties which otherwise would have been due hereunder on such Net Sales of such Product in such country.


                   ARTICLE 6.  ROYALTY REPORTS AND ACCOUNTING


                 6.1 Royalty Reports; Records. During the term of this Agreement, CTRC shall furnish to B.W. Co., in respect of Net Sales in the U.S., and to WFL, in respect of Net Sales of Products in the Non-U.S. Territory, a written report or reports covering each calendar quarter (a "royalty period") showing (i) the Net Sales of all Products in the U.S. or the Non-U.S. Territory, as applicable, during the royalty period; (ii) the royalties, payable in the Base Currency, which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales; and (iv) the exchange rates used in determining the amount of the royalties payable in the Base Currency. With respect to sales of Products invoiced in the Base Currency, the Net Sales and royalty payable shall be expressed in such Base Currency. With respect to sales of Products invoiced in a currency other than the Base Currency, the Net Sales and royalty payable shall be expressed in the domestic currency of the party making the sale together with the Base Currency equivalent of the royalty payable, calculated using the simple average of the exchange rates published in the

London Financial Times under the heading "World Value of the Pound" on the last day of each month during the royalty period in which the London Financial Times' Guide is published (currently Tuesdays). If any sublicensee makes any sales invoiced in a currency other than its domestic currency, the Net Sales shall be converted to its domestic currency in accordance with the sublicensee's normal accounting principles. CTRC shall furnish to B.W. Co. or WFL, as applicable, appropriate evidence of payment of any tax or other amount required by applicable laws or regulations to be deducted from any royalty payment. Reports shall be due on the sixtieth (60th) day following the close of each respective calendar quarter. CTRC shall keep accurate records in sufficient detail to enable the royalties payable hereunder to be determined. CTRC shall be responsible for all royalties and late payments that are due to B.W. Co. and WFL but have not been paid by CTRC's sublicensees to CTRC.

                 6.2 Right to Audit. Upon the written request of B.W. Co. or WFL (the "auditing party"), at its expense and not more than once in each calendar year (i.e., once for B.W. Co. and once for WFL), CTRC shall permit an independent public accountant, selected by the auditing party, and acceptable to CTRC, which acceptance shall not be unreasonably refused, to have access during normal business hours to those records of CTRC as may be reasonably necessary to verify the accuracy of the royalty reports furnished by CTRC to B.W. Co. and/or WFL pursuant to Section 6.1 of this Agreement in respect of any calendar year ending not more than forty-eight (48) months prior to the date of such request. CTRC shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by the auditory party's independent public accountant, as applicable. If such independent public accountant's report shows any underpayment of royalties, within thirty (30) days after CTRC's receipt of such report, CTRC shall remit to the auditing party (i) the amount of such underpayment and (ii) if such underpayment exceeds [**] percent ([**]) of the total royalties owed to the auditing party for the calendar year then being audited, the reasonable and necessary fees and expenses of such independent public accountant performing the audit, subject to reasonable substantiation thereof. Any overpayment of royalties shall be fully creditable against future royalties payable to the auditing party in subsequent royalty periods.

                 6.3 Confidentiality of Records. The auditing party agrees that all information subject to review under this Article 6 or under any sublicense agreement is confidential and that it and its accountant shall retain all such information in confidence.


                   ARTICLE 7.  ROYALTY AND OTHER PAYMENTS

                 7.1 Payment Due Dates. Royalties shown to have accrued in each royalty report provided for under Article 6 of this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

                 7.2 Currency Restrictions. Except as hereinafter provided in this Section 7.2, all royalties due shall be paid in the Base Currency of the party to which they are owed. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country of the Territory where the Products are sold, CTRC shall have the right and option to make such payments by depositing the amount thereof in local currency to B.W. Co.'s or WFL's account in a bank or depository in such country.

                 7.3 Interest. Royalties and other payments required to be paid by CTRC pursuant to this Agreement shall, if overdue, bear interest at a per annum rate of eighteen percent (18%) or the maximum rate allowed by law, whichever is less, until paid. The payment of such interest shall not preclude B.W. Co. or WFL from exercising any other rights it may have because any payment is overdue.

                ARTICLE 8.  DEVELOPMENT AND MARKETING PROGRAM

                 8.1 Development Program. CTRC shall, at its expense, use its best efforts (i) to conduct a research and development program in the U.S. relating to the use of the Product for the treatment of cancer (the "Development Program"); and (ii) if, in CTRC's opinion, the results of the Development Program so justify, to seek Registration for such Product in the U.S.

                 8.2      Fulfillment; Termination.

                          (i)     CTRC's best efforts obligations set forth in
this Article 8 shall be deemed to have been fulfilled if CTRC (a) files an NDA for Registration of a Product in the U.S. within sixty (60) months after the Effective Date and (b) commences marketing such Product in the U.S. within twelve (12) months following Registration. The time periods specified in clauses (a) and (b) above shall each be subject to one twelve (12) month
extension, at CTRC's election, by payment to B.W. Co. of  [**]   for each such
extension, such payments to be made within the first thirty (30) days of each such extension.

                          (ii)    In the event that CTRC fails to meet either
deadline set forth in Subsection 8.2(i) above, B.W. Co. may, upon at least sixty (60) days' prior written notice, terminate this Agreement, unless within such sixty (60) day period, CTRC meets such deadline.

                 8.3 Non U.S. Development. No later than the filing by CTRC of an NDA for a Product in the U.S., CTRC shall use reasonable efforts to enter into a sublicense agreement with one or more Third Parties for development and marketing outside the U.S. Such sublicense agreement shall require such Third Party or Third Parties to use their best efforts (i) to obtain Registration for such Product in such other countries of the Territory as CTRC or such Third Party or Third Parties deem appropriate, and (ii) upon obtaining Registration for the Product in a particular country, to proceed in due course with the commercial introduction and marketing of such Product in such country.

                 8.4 Progress Reports. Until commercial introduction of the first Product, CTRC will provide a semiannual report to B.W. Co. and WFL summarizing CTRC's activities related to the development of the Products and securing of the requisite Registrations during the semiannual period covered by such report.


                          ARTICLE 9.  PATENT RIGHTS

                 9.1 Patent Prosecution and Maintenance. B.W. Co. and WFL shall use reasonable efforts to prosecute their respective patent applications within the Patent Rights, to obtain patents thereon and to maintain any such patents during the term hereof using patent counsel of their choice. Notwithstanding the foregoing, at any time after the second anniversary of the Effective Date, B.W. Co. or WFL, as applicable, shall have the right to discontinue the prosecution of any such patent application or to abandon any such patent. If, after the second anniversary of the Effective Date, B.W. Co. or WFL decides to abandon or allow to lapse any patent application or patent within the Patent Rights in any country or the Territory, it shall inform CTRC and CTRC shall be given the opportunity to prosecute such patent application and/or to maintain such patent at its own expense.

                 9.2 Status of Patent Rights. Upon request, B.W. Co. or WFL, as applicable, shall promptly advise CTRC as to the status of any patent applications and patents included within its Patent Rights and, to the extent it has not previously done so, shall promptly provide CTRC with relevant documentation relating to such patent applications and patents including, but not limited to, copies thereof.

                 9.3      Patent Prosecution Costs.

                          (i)     CTRC shall reimburse B.W. Co. and WFL for the
reasonable out-of-pocket expenses incurred by each in the performance of its obligations pursuant to Section 9.1. B.W. Co. and WFL shall each invoice CTRC for such expenses on or before April 30 and October 31 of each year with respect to those out-of-pocket expenses each has incurred for the six (6) month period ending on the last day of the immediately preceding August or February. Such invoice shall itemize, in reasonable detail, the expenses which have been incurred on a country-by-country basis. Payment of each invoice shall be due net thirty (30) days after its date.

                          (ii)    CTRC reserves the right to terminate its
obligations pursuant to Subsection 9.3(i) with respect to any patent application or patent included in the Patent Rights in any country or countries upon at least sixty (60) days' prior written notice to B.W. Co. in respect of the U.S. or WFL in respect of the Non-U.S. Territory. After the date specified in such notice on which CTRC's obligations to pay patent prosecution or maintenance costs terminate, such patent application and/or patent shall no longer be included in the Patent Rights in those countries in which CTRC has exercised its right to terminate such obligations.


                    ARTICLE 10.  THIRD PARTY INFRINGEMENT

                          In the event that CTRC becomes aware that a product
containing the Compound for use in the Field is being made, used or sold in the Territory and it believes that such product infringes a Valid Claim, it shall promptly advise B.W. Co. or WFL, as applicable, of all the relevant facts and circumstances known by it in connection with the infringement. B.W. Co., in respect of the U.S., or WFL, in respect of the Non-U.S. Territory, shall have the right to enforce such Patent Rights against such infringement, at its own expense. In the event that (1) B.W. Co. or WFL, as applicable, shall fail, within sixty (60) days after receiving notice from CTRC, either (a) to terminate such infringement or (b) to institute an action to prevent continuation thereof and, thereafter, to prosecute such action diligently, or
(ii) B.W. Co. or WFL earlier notifies CTRC that it does not plan to terminate the infringement or institute such action, then CTRC shall have the right to do so at its own expense. B.W. Co. and WFL shall cooperate with CTRC in such effort including being joined as a party to such action, if necessary. Any damages or costs recovered by B.W. Co. or WFL in connection with any action filed by it hereunder, after first reimbursing B.W. Co. or WFL for its out-of-pocket costs and expense of litigation, shall be equally divided by CTRC and B.W. Co. or WFL, as applicable. Any damages or costs recovered in connection with any action filed by CTRC hereunder, after first reimbursing CTRC for its out-of-pocket costs and expenses of litigation, shall be deemed to be Net Sales of Products in the calendar year actually received by CTRC and royalties shall be payable by CTRC to B.W. Co. or WFL thereon in accordance with the terms of this Agreement.


                   ARTICLE 11.  INDEMNIFICATION; INSURANCE

                 11.1 Indemnification by CTRC. CTRC agrees to indemnify and hold B.W. Co., WFL, their Affiliates, directors, officers, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from (i) claims arising out of CTRC's or its sublicensees' testing, use, manufacture or sale of the Products; or (ii) the successful enforcement (i.e., a judgment issued by a court of competent jurisdiction against CTRC, unappealable or unappealed by CTRC within the time allowed therefor) by B.W. Co. or WFL of its indemnification rights set forth in clause (i) of this Section 11.1.

                 11.2 Indemnification Procedures. A party (the "indemnitee") which intends to claim indemnification under this Article 11 shall promptly notify CTRC (the "indemnitor") in writing of any action, claim or liability in respect of which the indemnitee or any of its Affiliates, directors, officers, employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its Affiliates, directors, officers, employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the indemnitor; provided, however, that such settlement does not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or liability shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee and its Affiliates, directors, officers, employees and agents shall cooperate fully with the indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

                 11.3     Insurance.

                          (i)     CTRC shall take out and maintain, at its own
expense, during the term of this Agreement, and for a minimum of two (2) years following the expiration, termination or cancellation of this Agreement, product liability coverage from an insurance company or companies reasonably satisfactory to B.W. Co. and WFL. During the clinical development of Products,
such coverage shall be at least $ [**]   per occurrence.  Promptly upon
commercial introduction of the initial Product, the parties shall negotiate in good faith an increase in such coverage. The insurance policy relating to such coverage shall name B.W. Co. and WFL as additional insureds by way of endorsement or otherwise as their respective interests may appear.

                          (ii)    Within thirty (30) days after the Effective
Date, CTRC shall cause to be delivered to B.W. Co. and WFL an insurance certificate evidencing the insurance coverage required by Subsection 11.3(i). Such insurance certificate shall name B.W. Co. and WFL as additional insureds as their respective interests may appear and shall include a certification that such insurance coverage includes contractual coverage for CTRC's liability under this Agreement.


                        ARTICLE 12.  CONFIDENTIALITY

                 12.1 Treatment of Confidential Information. Except as otherwise provided in this Article 12, during the term of this Agreement and for a period of five (5) years thereafter:

                          (1) CTRC will retain in confidence and use only for purposes of this Agreement any information and data supplied by or on behalf of B.W. Co. or WFL to CTRC under this Agreement; and

                          (ii) B.W. Co. and WFL will retain in confidence and use only for purposes of this Agreement any information and data supplied by or on behalf of CTRC to B.W. Co. or WFL under this Agreement.

                 For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called "Information." All information and data disclosed by B.W. Co. to CTRC pursuant to the Letter Agreement shall be deemed to have been disclosed hereunder.

                 12.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, a party may disclose Information to its Affiliates, sublicensees (actual and prospective), consultants, outside contractors and clinical investigators on condition that such entities or persons agree (i) to keep the Information confidential for at least the same time periods and to the same extent as each party is required to keep the Information confidential and (ii) to use the Information only for such purposes as such party is entitled to use the Information. Each party or its Affiliates or, if applicable, its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure (a) is reasonably necessary to obtain patents or authorizations, to conduct clinical trials and to market commercially the Product, provided such party is otherwise entitled to engage in such activities under this Agreement or (b) is otherwise required by applicable laws or regulations.

                 12.3 Release From Restrictions. The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information (for purposes of this Article 12, the "receiving party") or its Affiliates or sublicensees in contravention of this Agreement; (ii) is disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained, directly or indirectly, from the other party under this Agreement; (iv) results from research and development by the receiving party or its Affiliates or sublicensees independent of disclosures from the other party under this Agreement; (v) has been approved for publication by the parties hereto; or (vi) is Product-related information which is reasonably required to be disclosed in connection with the marketing of the Product.

                 12.4 Confidentially of Agreement. Except as otherwise required by law or applicable regulation or the terms of this Agreement or otherwise mutually agreed upon by the parties hereto, each party shall treat as confidential the terms, conditions and existence of this Agreement. Notwithstanding the foregoing, a party may disclose such terms, conditions and existence to an Affiliate or, in the case of CTRC, a sublicensee, which agrees to be bound by the terms of this Section 12.4 to the same extent as such party.

                 12.5 Right to Publication. B.W. Co. and WFL agree that CTRC shall have the right to publish or to present publicly (collectively, a "Publication") the results of any research, work or other development performed pursuant to this Agreement by or on behalf of CTRC (collectively, the "Results"). CTRC agrees to submit any proposed Publication to B.W. Co. and WFL for their review at least thirty (30) days prior to submission or presentation of such Publication. If B.W. Co. or WFL requests a delay in submission or presentation based on patent considerations, CTRC agrees to delay such submission or presentation for a period not to exceed ninety (90) days from the date of such request. CTRC further agrees to give due consideration to any comments made by B.W. Co. or WFL with respect to such Publication but, except as set forth in the immediately following sentence, CTRC shall determine the content of the Publication. Nothing in this Section
12.5 shall be construed to allow CTRC to publish or otherwise disclose any Information disclosed by B.W. Co. or WFL.


                       ARTICLE 13.  TERM; TERMINATION

                 13.1 Term; Termination. Unless terminated sooner pursuant to Section 8.2, 13.2, 13.3, 13.4 or 14.2, this Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the expiration of CTRC's obligation to pay royalties hereunder. Upon expiration or termination of this Agreement with respect to one or more countries of the Territory, the rights and obligations of the parties with respect to such country or countries shall cease, except as follows:

                          (i) the rights and obligations of the parties under Article 11 shall survive termination or expiration;

                          (ii) upon expiration or termination for any reason, the obligations of confidentiality and use of Information under Article 12 shall survive for the period provided therein;

                          (iii) upon termination, CTRC's obligations under Sections 13.4 and 13.5 shall survive; and

                          (iv) expiration or termination of this Agreement shall not relieve the parties of any other obligation accruing prior to such termination.

                 13.2 Termination by CTRC. CTRC may terminate this Agreement in its entirety at any time upon at least ninety (90) days' prior written notice to B.W. Co. and WFL.

                 13.3     Termination For Cause.

                          (i)     B.W. Co. may terminate this Agreement in the
U.S. and/or WFL may terminate this Agreement in the Non-U.S. Territory upon the occurrence of any of the following:

                                  (a)      upon or after the bankruptcy,
                                  insolvency, dissolution or winding up of CTRC (other than dissolution or winding up for the purposes of reconstruction or amalgamation);

                                  (b)      upon or after the breach of any
                                  material provision of this Agreement by CTRC if such breach is not cured within thirty
                                  (30) days after B.W. Co. and/or WFL gives
                                  CTRC
                                  written notice thereof, it being understood that if such breach relates solely to CTRC's obligations in the U.S., then this Agreement may be terminated only in the U.S. by B.W. Co.; and, if such breach relates solely to CTRC's obligations in the Non-U.S. Territory, then this Agreement may be terminated only in the Non-U.S. Territory by WFL; or

                                  (c)      upon the abandonment by CTRC of the
                                  development of the Products. As used in this clause (c), the term "abandonment," in respect of development of the Products, shall mean that CTRC or its sublicensees have failed for a period of six (6) or more consecutive months to conduct any development, testing, regulatory or manufacturing activity reasonably necessary in order to prepare and file such Registration for such Product in the U.S., unless such failure was due to (x) reasons beyond its or their control (such as circumstances of the type described in
                                  Article 19 hereof) or (y) the failure by B.W. Co. or WFL to perform its obligations hereunder. CTRC shall give B.W. Co. and WFL prompt written notice of the abandonment of the development of the Products.

                          (ii)    CTRC may terminate this Agreement:

                                  (a)      in the U.S., upon or after (x) the
                                  bankruptcy, insolvency, dissolution or
                                  winding up of B.W. Co. (other than
                                  dissolution or winding up from the purposes of reconstruction or amalgamation) or (y) the breach of any material provision of this Agreement by B.W. Co. if such breach is not cured within thirty (30) days after CTRC gives B.W. Co. written notice thereof; and

                                  (b)      in the Non-U.S. Territory, upon or
                                  after (x) the bankruptcy, insolvency,
                                  dissolution or winding up of WFL (other than dissolution or winding up for purposes or reconstruction or amalgamation) or (y) the breach of any material provision of this Agreement by WFL if such breach is not cured within thirty (30) days after CTRC gives WFL written notice thereof.

                 13.4 CTRC's Obligations Upon Termination. Upon termination (but not expiration) of this Agreement for any reason, (i) CTRC agrees to cooperate fully with B.W. Co. and WFL, or their respective nominees, to transfer or to hand over to B.W. Co. and WFL or their respective nominees, health registrations and sales permissions regarding the Products in the country or countries in which termination has occurred and (ii) in the event of termination with respect to all countries of the Territory, CTRC shall return to B.W. Co. and WFL all copies of the Information supplied by either hereunder, except that CTRC's legal department may retain one copy of the Information for purposes of determining the scope of its obligations hereunder.

                 13.5 Disposition of Product. Upon termination of this Agreement with respect to all countries of the Territory, CTRC shall provide B.W. Co. and WFL with a written inventory of all the Products (in the form of raw materials, work-in-process and finished goods) in its and its sublicensees' possession and shall have the right to dispose of such Products within six (6) months thereafter, subject to fulfillment of its royalty obligations relating thereto. Notwithstanding the foregoing, upon termination of this Agreement in all countries of the Territory, CTRC shall promptly return or destroy, at B.W. Co.'s election, any materials supplied by B.W. Co. pursuant to Section 14.2.


               ARTICLE 14.  TRANSFER TO CTRC; CTRC OBLIGATIONS

                 14.1     Transfer of Know-How.

                          Within ninety (90) days following the Effective Date
and, in the case of B.W. Co., as far as it has not already done so under the Letter Agreement or otherwise, B.W. Co. and WFL shall supply CTRC with all the Know- How, including the assignment of B.W. Co.'s IND 25,803 for the Compound. CTRC shall acknowledge acceptance of such assignment to the FDA promptly after it is made by B.W. Co.

                 14.2     Transfer of Clinical Trial and Bulk Material.

                          (i)      Within ninety (90) days after the Effective
Date, as far as it has not already done so pursuant to the Letter Agreement or otherwise, B.W. Co. will deliver to CTRC the existing B.W. Co. inventory of the formulated Compound to be used as clinical trial material. The quantity of formulated Compound in B.W. Co.'s existing inventory which it can deliver pursuant to this Subsection 14.2(i) will be approximately eleven thousand (11,000) vials of formulated Compound (which total is inclusive of any quantities of formulated Compound delivered by B.W. Co. to CTRC prior to the Effective Date). In addition to the foregoing, within ninety (90) days after the Effective Date, B.W. Co. shall deliver to CTRC twenty-two hundred (2200) grams of bulk Compound and eleven hundred and sixty (1160) grams of chrysene aldehyde. All shipments shall be F.O.B. San Antonio, Texas.

                          (ii)    All formulated Compound provided B.W. Co.
shall, at the time of shipment, meet the specifications set forth in B.W. Co.'s IND 25,803 for the Compound, as determined in accordance with the analytical methodology set forth therein. EXCEPT AS STATED IN THE IMMEDIATELY PRECEDING SENTENCE, THE FORMULATED COMPOUND, THE BULK COMPOUND AND THE CHRYSENE ALDEHYDE SHALL BE SUPPLIED "AS IS" AND B.W. CO. MAKES NO WARRANTIES, EXPRESS OR IMPLED, WITH RESPECT THERETO.

                          (iii)   In the event B.W. Co. does not deliver at
least ninety percent (90%) of the respective quantities of formulated Compound, bulk Compound and chrysene aldehyde specified in clause (i) above to CTRC within ninety (90) days of the Effective Date, CTRC's sole and exclusive remedy shall be to terminate this Agreement by giving B.W. Co. written notice thereof, which notice must be given, if at all, within thirty (30) days after expiration of the ninety (90) day period set forth above. In the event of such termination, B.W. Co. shall refund all amounts paid by CTRC pursuant to Article
4. In the event CTRC does not terminate this Agreement within such ninety (90) day period, its right to terminate pursuant to this clause (iii) and B.W. Co.'s obligation to supply pursuant to Subsection 14.2(i), to the extent it has not previously done so, shall each cease.

                 14.3     CTRC's Obligations.

                          (i)     CTRC acknowledges that it has been informed
by B.W. Co. that the repass dating of all formulated Compound which B.W. Co. has supplied to CTRC prior to the Effective Date or is obligated to supply after the Effective Date pursuant to Subsection 14.2(i) is May 31, 1994. CTRC agrees that on or before April 30 of each year, commencing with April 30, 1994, it shall conduct, or cause to be conducted, quality assurance testing of formulated Compound which it intends to use after the next succeeding May 31 to determine whether such formulated Compound meets the specifications set forth in B.W. Co.'s IND 25,803, as determined in accordance with the analytical methodology set forth therein. CTRC shall provide B.W. Co. with a copy of the results of each quality assurance test promptly after such test results are received. In the event the test results indicate that such formulated Compound no longer meets such specifications, CTRC agrees not to use any remaining formulated Compound previously supplied by B.W. Co. in any clinical trials and shall promptly notify any of CTRC's clinical investigators to return any formulated Compound then in their possession.

                          (ii)    CTRC agrees that it shall bear all
responsibility for use of any formulated Compound which it manufactures or has manufactured from the bulk Compound and chrysene aldehyde delivered by B.W. Co. pursuant to Subsection 14.2(i). CTRC agrees not to use any such formulated Compound in any clinical trials or otherwise in humans unless the results of its quality assurance testing indicate that such formulated Compound meets the specifications set forth in B.W. Co.'s IND 25,803, as determined in accordance with the analytical methodology set forth therein.


                           ARTICLE 15.  ASSIGNMENT

                 This Agreement may not be assigned or otherwise transferred by CTRC without the written consent of B.W. Co. and WFL; provided, however, that CTRC may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its business or in the event of its merger or consolidation with another company. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve CTRC of responsibility for the performance of any accrued obligation which CTRC then has hereunder.


                         ARTICLE 16.  PATENT MARKING

                 CTRC agrees to mark all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with applicable patent marking laws.


                    ARTICLE 17. REGISTRATION OF LICENSES

                 CTRC agrees to register or give required notice concerning this Agreement, through itself or through a sublicensee, in each country of the Territory where there exists a Valid Claim and an obligation under law to so register or give notice, to pay all costs and legal fees connected therewith and shall otherwise comply with all national laws applicable to this Agreement.


                     ARTICLE 18.  PATENT TERM EXTENSION

                 CTRC hereby agrees to cooperate fully with B.W. Co., WFL and their Affiliates in obtaining an extension of the term of any patent included within the Patent Rights under the applicable laws of any country including, but not limited to, the Drug Price Competition and Patent Term Restoration Act of 1984. CTRC agrees to execute such documents and to take such additional actions as B.W. Co., WFL or any of their Affiliates may reasonably request in connection therewith. CTRC further agrees promptly (and in any event within ten (10) days) to provide B.W. Co. and WFL with a copy of each product registration certificate which CTRC receives in respect of a Product in any country for purposes of B.W. Co. or WFL, as applicable, seeking such an extension.


                         ARTICLE 19.  FORCE MAJEURE

                 A party shall not be held liable or responsible to another party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fires, floods, embargoes, government regulations, prohibitions or interventions, wars, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.

                          ARTICLE 20.  SEVERABILITY

                 Each party hereby expressly agrees and contracts that it is not the intention of any party to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.


                            ARTICLE 21.  NOTICES

                 Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or by facsimile (and promptly confirmed by such registered or certified mail), to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent by registered or certified mail as aforesaid shall be deemed to have been given when mailed.

In the case of CTRC:
                                          CTRC Research Foundation
                                          14960 Omicron
                                          San Antonio, Texas  78245-3217
                                          Attention:  President
                                          Facsimile No.:  (210) 271-1740

In the case of B.W. Co.:
                                          Burroughs Wellcome Co.
                                          3030 Cornwallis Road
                                          Research Triangle Park, NC 27709
                                          Attention:  Company Secretary
                                          Facsimile No.:  (919) 315-8376

In the case of WFL:
                                          The Wellcome Foundation Limited
                                          P.O. Box 129
                                          UNICORN HOUSE
                                          160 Euston Road
                                          London NW1 2BP
                                          England
                                          Attention:  Secretary
                                          Facsimile No.: 011-4471-387-3976



                         ARTICLE 22.  GOVERNING LAW

                 This Agreement, to the extent it relates or applies to the U.S., shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of its choice-of-law rules. This Agreement, to the extent it relates or applies to the Non-U.S. Territory, shall be governed by the laws of England, exclusive of its choice-of-law rules.

                          ARTICLE 23.   ARBITRATION

                 Except for any disputes relating to Article 11, all disputes arising in connection with this Agreement shall be finally settled under (i) the Commercial Arbitration Rules of the American Arbitration Association, with respect to disputes between CTRC and B.W. Co. or (ii) the Rules of Conciliation and Arbitration of the International Chamber of Commerce, with respect to disputes between CTRC and WFL. With respect to disputes between CTRC and B.W. Co., arbitration shall take place in Raleigh, North Carolina, if demanded by CTRC, or San Antonio, Texas, if demanded by B.W. Co. With respect to disputes between CTRC and WFL, arbitration shall take place in London, England, if demanded by CTRC, or San Antonio, Texas, if demanded by WFL.


                 ARTICLE 24.  ENTIRE AGREEMENT; MODIFICATION

                 This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made part of this Agreement. The parties hereto may alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto. B.W. Co. and CTRC agree that the Letter Agreement is hereby terminated.

                             ARTICLE 25.  WAIVER

                 The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such party thereafter to enforce each such provision.


                          ARTICLE 26.  COUNTERPARTS

                 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

                            ARTICLE 27.  CAPTIONS

                 The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


CTRC RESEARCH FOUNDATION                       BURROUGHS WELLCOME CO.


By:                                            By:
   ----------------------------                   ----------------------------



Title:                                         Title:
      -------------------------                      -------------------------




                                               THE WELLCOME FOUNDATION LIMITED


                                               By:
                                                  ----------------------------

                                               Title:
                                                     -------------------------

                                  APPENDIX II

                               Crisnatol Mesylate

                                   APPENDIX I


                                    B.W. Co.

                        Patents and Patent Applications


         Patent No.   Filing Date    Serial No.    Issue Date   Expiring Date
         ----------   -----------    ----------    ----------   -------------
         4,719,048    10/18/84       663,039       1/12/88       1/12/05

         4,810,727    8/6/87          83,238       3/7/89        3/7/06

                                  APPENDIX III
                                      WFL
                        Patents and Patent Applications

 Country                 Filing No.     Filing Date    Grant No.     Grant Date      Expiry Date
**************************************************************************************************
 Austria (EPO)          84105585.8     16 May 1984    E28857        12 Aug 1987      16 May 2004

 Australia              2809884        16 May 1984    572509        04 Oct 1988      16 May 2000

 Australia              1305288        16 May 1984    599215        29 Oct 1990      16 May 2000
 Belguim (EPO)          84105585.8     16 May 1984    0125702       12 Aug 1987      16 May 2004

 Canada                 454514         16 May 1984    1222750       09 Jun 1987      09 Jun 2004
 Switzerland (EPO)      84105585.8     16 May 1984    0125702       12 Aug 1987      16 May 2004

 Czechoslovakia         PV364584       16 May 1984    273314        27 Jan 1992      16 May 1999

 Cyprus                                               1486          03 May 1989      16 May 2004
 Germany (EPO)          84105585.8     16 May 1984    P3465296.5    12 Aug 1987      16 May 2004

 Spain                  532512         16 May 1984    532512        24 Sep 1985      24 Sep 2005
 Finland                841966         16 May 1984    85263         25 Mar 1992      16 May 2004

 France (EPO)           84105585.8     16 May 1984    0125702       12 Aug 1987      16 May 2004

 Great Britain (EPO)    84105585.8     16 May 1984    0125702       12 Aug 1987      16 May 2004
 Gibraltar                                            324           12 Apr 1989      16 May 2004

 Greece                 74735301463    16 May 1984    82278         13 Dec 1984      17 May 1999
 Hong Kong                                            4501989       01 Jun 1989      16 May 2004

 Hungary                188684         16 May 1984    197875        02 Nov 1990      16 May 2004

 Ireland                120384         16 May 1984                                   16 May 2004
 Israel                 71851          16 May 1984    71851         01 Apr 1988      16 May 2004

 Italy (EPO)            84105585.8     16 May 1984    0125702       12 Aug 1987      16 May 2004
 Japan                  9965584        16 May 1984    1638418       31 Jan 1992      16 May 2004

 Japan                  14424690       16 May 1984

 Kenya                                                P38731989     12 Jul 1989      16 May 2004
 Rep of Korea (South)   842647         16 May 1984    43148         23 Jul 1991      16 May 1999

 Luxembourg (EPO)       84105585.8     16 May 1984    0125702       12 Aug 1987      16 May 2004
 Monaco                 1705851595     16 May 1984    1705851595    09 May 1985      16 May 2004

 Malaysia               PI8702734      30 Sep 1987    MY102121A     31 Mar 1992      31 Mar 2007

 Netherlands (EPO)      84105585.8     16 May 1984    0125702       12 Aug 1987      16 May 2004
 Norway                 841954         16 May 1984    157416        16 Mar 1988      16 May 2004

 New Zealand            208168         16 May 1984    208168        16 Jun 1988      16 May 2000
 Philippines            30683          16 May 1984    22265         01 Jul 1988      01 Jul 2005

 Pakistan               20284          16 May 1984    129292        16 Sep 1986      17 May 1999

 Portugal               78586          16 May 1984    78586         18 Sep 1986      18 Sep 2001
 Russia                 3744951.04     16 May 1984    1535377       07 Jan 1990      16 May 2004

 Sweden (EPO)           84105585.8     16 May 1984    84105585.8    12 Aug 1987      16 May 2004
 Singapore                                            22389         29 May 1989      16 May 2004

 Taiwan                 7311928        16 May 1984    22257         01 Apr 1985      31 Mar 2000

 South Africa           843708         16 May 1984    843708        29 Jan 1986      16 May 2004





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